FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Joe Bass, 615-743-8219
FINANCIAL CONTACT:	Harold Carpenter, 615-744-3742
WEBSITE:	www.pnfp.com

PNFP REPORTS 2Q24 DILUTED EPS OF $0.64 AND NET INTEREST MARGIN OF 3.14 PERCENT
Excluding impacts of capital optimization and balance sheet repositioning initiatives, diluted EPS of $1.63

NASHVILLE, TN, July 16, 2024 - Pinnacle Financial Partners, Inc. (Nasdaq/NGS: PNFP) reported net income per diluted common share of $0.64 for the quarter ended June 30, 2024, compared to net income per diluted common share of $2.54 for the quarter ended June 30, 2023, a decrease of approximately 74.8 percent. Net income per diluted common share was $2.21 for the six months ended June 30, 2024, compared to $4.30 for the six months ended June 30, 2023, a decrease of approximately 48.6 percent.
After considering the adjustments noted in the table below, net income per diluted common share was $1.63 for the three months ended June 30, 2024, compared to $1.80 for the three months ended June 30, 2023, and $1.53 for the three months ended March 31, 2024, an annualized linked-quarter growth rate of 26.1 percent. Net income per diluted common share adjusted for the items noted in the table below was $3.16 for the six months ended June 30, 2024, compared to $3.55 for the six months ended June 30, 2023.

	Three months ended				Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023		June 30, 2024	June 30, 2023
Diluted earnings per common share	$0.64	$1.57	$2.54		$2.21	$4.30
Net of tax adjustments (1):
Investment losses on sales of securities, net	0.71	—	0.10		0.71	0.10
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	(0.84)		—	(0.84)
Recognition of mortgage servicing asset	—	(0.12)	—		(0.12)	—
ORE expense (2)	—	—	—		—	—
FDIC special assessment	—	0.08	—	—	0.08	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	0.28	—	—		0.28	—
Diluted earnings per common share after adjustments	$1.63	$1.53	$1.80		$3.16	$3.55
(1): Adjustments include tax effect calculated using a marginal tax rate of 25.00 percent for all periods presented.
(2): Impact of ORE expense in all periods presented were minimal.

"It appears to us that, in the second quarter, we saw the inflection we had anticipated,” said M. Terry Turner, Pinnacle's President and Chief Executive Officer. "Not only did we continue to have outsized balance sheet growth which we expect to exceed that of peers, but we also had net interest margin expansion and ongoing double-digit growth in most of our fee businesses. Total revenues were $366.6 million during the second quarter of 2024 compared to $428.1 million last quarter. Excluding the adjustments noted above, total revenues increased $22.3 million, or 5.3 percent, to $438.7 million for the second quarter compared to $416.3 million in the first quarter.

"Also, during the second quarter, we executed several initiatives with the objective of capital optimization and balance sheet repositioning that were both a priority for our firm going into 2024. We accomplished these objectives while increasing both our tangible common equity and tier 1 common equity ratios at the end of the second quarter and achieving an earnback period on the balance sheet repositioning of less than three years.
"I believe the various initiatives that have been undertaken in order to achieve sound growth, even in this more difficult operating environment, continue to differentiate our firm in terms of earnings trajectory. Our effort to increase our deposit base by expanding into various deposit verticals is progressing well, now reporting approximately $1.0 billion in net deposit growth in these verticals through the first half of 2024. Additionally, our strategic expansion into new markets and our ability to attract "best in class" revenue producers continue to fuel outsized growth. Loan growth attributable to these new markets for the first half of 2024 amounted to approximately 73 percent of our aggregate loan growth this year. Our latest expansion into Jacksonville is also advancing rapidly in terms of hiring revenue producers and moving client relationships, with that market reporting $20.1 million in loans, $28.8 million in deposits and $614.6 million in wealth management assets, all amassed within just the last three months. System-wide, our robust hiring continues, as we have added 89 new revenue producers thus far this year, 18 of which are in Jacksonville. Our hiring pipelines remain very robust heading into the second half of 2024.
"With the initiatives we accomplished in the second quarter, as well as our continued outlook for outsized loan and deposit growth, we enter the second half of 2024 with great optimism."

BALANCE SHEET GROWTH AND LIQUIDITY:

Total assets at June 30, 2024, were $49.4 billion, an increase of approximately $472.8 million from March 31, 2024, and $2.5 billion from June 30, 2023, reflecting a linked-quarter annualized increase of 3.9 percent and a year-over-year increase of 5.3 percent, respectively. A further analysis of select balance sheet trends follows:

	Balances at		Linked-Quarter Annualized % Change	Balances at	Year-over-Year % Change
(dollars in thousands)	June 30, 2024	March 31, 2024		June 30, 2023
Loans	$33,769,150	33,162,873	7.3%	$31,153,290	8.4%
Securities	7,882,891	7,371,847	27.7%	6,623,457	19.0%
Other interest-earning assets	2,433,910	3,195,211	(95.3)%	4,001,844	(39.2)%
Total interest-earning assets	$44,085,951	$43,729,931	3.3%	$41,778,591	5.5%

Core deposits:
Noninterest-bearing deposits	$7,932,882	$7,958,739	(1.3)%	$8,436,799	(6.0)%
Interest-bearing core deposits(1)	27,024,945	26,679,871	5.2%	24,343,968	11.0%
Noncore deposits and other funding(2)	7,569,703	7,506,409	3.4%	7,731,082	(2.1)%
Total funding	$42,527,530	$42,145,019	3.6%	$40,511,849	5.0%
(1): Interest-bearing core deposits are interest-bearing deposits, money market accounts and time deposits less than $250,000 including reciprocating time and money market deposits.
(2): Noncore deposits and other funding consists of time deposits greater than $250,000, securities sold under agreements to repurchase, public funds, brokered deposits, FHLB advances and subordinated debt.

•During the second quarter of 2024, the commercial and industrial and owner-occupied commercial real estate loan portfolios grew linked-quarter annualized 14.6 percent and 17.0 percent, respectively, while the non-owner occupied commercial real estate portfolio, which consists primarily of commercial real estate investment, multifamily and construction and development loans decreased linked-quarter annualized by 2.6 percent. The firm continues to pursue reduced levels of commercial real estate loans by significantly limiting growth in these loan segments until certain benchmarks are achieved. At June 30, 2024, the firm’s non-owner occupied commercial real estate, multifamily and construction and development loans to total risk-based capital ratio fell to 254.0 percent while our construction and land development loans to total risk-based capital ratio decreased to 72.9 percent. Over time, the firm has targeted a non-owner occupied commercial real estate, multifamily and construction and land development loans to total risk-based capital ratio of less than 225 percent and construction and land development loans to total risk-based capital ratio of less than 70 percent.
•Late in the second quarter of 2024, the firm executed various capital optimization and balance sheet repositioning initiatives intended to improve ongoing revenue and earnings run rates, as follows:
1.Reposition the firm’s securities portfolio with the goal of meaningfully enhancing its future performance - In doing so, the firm incurred losses in the second quarter related to the sale of approximately $894.8 million of available-for-sale securities at a net loss of $72.1 million and the termination of an agreement to resell for $500.0 million of securities that the firm had previously purchased (the resell agreement). The termination of the resell agreement required termination fees to be paid to the counterparty of approximately $27.6 million, which has been recognized in noninterest expense during the second quarter. The proceeds from the sale of the $894.8 million in available-for-sale securities and the $500.0 million resulting from the termination of the resell agreement have been reinvested such that the yield increase on the new securities acquired approximates 3.1 percent over the prior weighted average yields of the sold securities and the terminated resell agreement.
2.Offset the negative capital impact of the second quarter losses from the execution of the balance sheet repositioning initiatives - The firm executed a credit default swap arrangement (CDS) with a notional amount of $86.5 million with a counterparty which equals 5 percent of a reference pool of $1.73 billion of 1-4 family first lien mortgage loans whereby the counterparty will assume the first-loss position for these loans up to approximately $86.5 million in aggregate losses. The firm will pay to the counterparty an annual loss protection fee equal to 7.95 percent of the corresponding notional amount of the CDS, for as long as the loans in the reference pool remain outstanding. The notional amount of the CDS will decline over time as the loans in the reference portfolio are paid down, mature or the investor absorbs the first loss portion of any loan losses on those loans. Additionally, and in accordance with regulatory guidelines, the firm has implemented enhanced control processes with respect to certain other commercial loans which permits recharacterization of these loans in order to reduce the risk weights assigned to these loans. As a result, the loans subject to the CDS and the loans where risk ratings were able to be recharacterized now qualify for reduced risk weights pursuant to risk-based capital guidelines. The benefits of these reductions in risk weighting offset the impact to capital of the loss on the sale of the securities and the termination of the resell agreement. In order to accomplish the CDS and the recharacterization, the firm incurred $850,000 of professional fees during the second quarter which are also included in noninterest expense.
3.Minimize the payback period on the losses incurred in connection with the balance sheet restructuring transactions - The firm anticipates that the increased revenues from the repositioning of the firm’s investment securities portfolio, less the annual loss protection fees associated with the CDS, will offset the loss incurred on the sale of available-for-sale securities and the termination of the resell agreement within a three-year time period, which the firm believes to be a reasonable payback period.
"Despite moving quickly toward our previously announced lower targets for our construction and land development, non-owner occupied commercial real estate and multifamily portfolios as a percentage of risk-based capital, through the first six months of 2024, our loan growth approximated $1.1 billion, a 6.7 percent annualized rate of growth," Turner said. "We are optimistic that we should see increases in the pace of loan growth in the second half of 2024 as we believe we will continue to take market share from the larger franchises that currently dominate our newer markets.
"As to deposit growth, during the second quarter, total deposits were up approximately $368.4 million while brokered deposits decreased by $339.7 million during the quarter. Excluding these brokered deposits, total deposits were up $708.1 million in the quarter which was similar to our experience in the first quarter of 2024. Importantly, we are very pleased that our noninterest bearing deposit balances were relatively stable during the entirety of the second quarter."

PRE-TAX, PRE-PROVISION NET REVENUE (PPNR) GROWTH:

Pre-tax, pre-provision net revenues (PPNR) for the three and six months ended June 30, 2024, were $95.2 million and $280.9 million, respectively, a decrease of 65.7 and 39.9 percent, respectively, from the $277.6 million and $467.6 million recognized in the three and six months ended June 30, 2023, respectively.

	Three months ended			Six months ended
	June 30,			June 30,
(dollars in thousands)	2024	2023	% change	2024	2023	% change
Revenues:
Net interest income	$332,262	$315,393	5.3%	$650,296	$627,624	3.6%
Noninterest income	34,288	173,839	(80.3)%	144,391	263,368	(45.2)%
Total revenues	366,550	489,232	(25.1)%	794,687	890,992	(10.8)%
Noninterest expense	271,389	211,641	28.2%	513,754	423,368	21.3%
Pre-tax, pre-provision net revenue (PPNR)	95,161	277,591	(65.7)%	280,933	467,624	(39.9)%
Adjustments:
Investment losses on sales of securities, net	72,103	9,961	>100%	72,103	9,961	>100%
Gain on the sale of fixed assets as a result of sale leaseback	—	(85,692)	(100.0)%	—	(85,692)	(100.0)%
Recognition of mortgage servicing asset	—	—	NA	(11,812)	—	100.0%
ORE expense	22	58	(62.1)%	106	157	(32.5)%
FDIC special assessment	—	—	NA	7,250	—	NA
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	28,400	—	100.0%	28,400	—	100.0%
Adjusted PPNR	$195,686	$201,918	(3.1)%	$376,980	$392,050	(3.8)%

	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Net interest margin	3.14%	3.04%	3.20%	3.09%	3.30%
Efficiency ratio	74.04%	56.61%	43.26%	64.65%	47.52%
Return on average assets	0.41%	1.00%	1.71%	0.70%	1.49%
Return on average tangible common equity (TCE)	4.90%	12.11%	21.06%	8.48%	18.33%
Average loan to deposit ratio	84.95%	84.73%	84.94%	84.84%	84.47%

•Net interest income for the second quarter of 2024 was $332.3 million, compared to $318.0 million for the first quarter of 2024 and $315.4 million for the second quarter of 2023, a year-over-year growth rate of 5.3 percent. Net interest margin was 3.14 percent for the second quarter of 2024, compared to 3.04 percent for the first quarter of 2024 and 3.20 percent for the second quarter of 2023.

Noninterest income for the second quarter of 2024 was $34.3 million compared to $110.1 million for the first quarter of 2024 and $173.8 million for the second quarter of 2023.

	Three months ended		Linked-quarter Annualized % Change	Three months ended	Yr-over-Yr % Change
(dollars in thousands)	June 30, 2024	March 31, 2024		June 30, 2023
Noninterest income	$34,288	$110,103	>(100.0%)	$173,839	(80.3)%
Less:
Investment losses on sales of securities, net	72,103	—	100.0%	9,961	>100%
Gain on the sale of fixed assets as a result of sale leaseback	—	—	—%	(85,692)	(100.0)%
Recognition of mortgage servicing asset	—	(11,812)	(100.0)%	—	—%
Adjusted noninterest income	$106,391	$98,291	33.0%	$98,108	8.4%

•Wealth management revenues, which include investment, trust and insurance services, were $27.8 million for the second quarter of 2024, compared to $26.0 million for the first quarter of 2024 and $24.1 million for the second quarter of 2023, a year-over-year increase of 15.4 percent. The increase in wealth management revenues was attributable to several factors, but primarily is the result of an increase in capacity with more revenue producers and the placement of those producers in the areas of the firm's most recent strategic market expansions.
•During the second quarter of 2024, net gains from mortgage loans sold were $3.3 million, compared to $2.9 million in the first quarter of 2024 and $1.6 million in the second quarter of 2023. Similar to wealth management, the increase in mortgage fee income was primarily attributable to increases in capacity with more originators in Pinnacle's newer strategic market expansions.
•Income from the firm's investment in Banker's Healthcare Group (BHG) was $18.7 million for the second quarter of 2024, compared to $16.0 million for the first quarter of 2024 and $26.9 million for the second quarter of 2023, a year-over-year decline of 30.6 percent.
◦BHG's loan originations increased to $871 million in the second quarter of 2024, compared to $692 million in the first quarter of 2024 and $1.1 billion in the second quarter of 2023.
◦Loans sold to BHG's community bank partners were approximately $467 million in the second quarter of 2024, compared to approximately $533 million in the first quarter of 2024 and $523 million in the second quarter of 2023.
◦BHG reserves for on-balance sheet loan losses were $271 million, or 9.9 percent of loans held for investment at June 30, 2024, compared to 10.3 percent at March 31, 2024 and 6.0 percent at June 30, 2023. The year-over-year increase in reserves as a percentage of loans held for investment was impacted by BHG's adoption of lifetime credit losses associated with its implementation of the current expected credit loss (CECL) methodology on Oct. 1, 2023.
◦BHG increased its accrual for estimated losses attributable to loan substitutions and prepayments to $415 million, or 5.9 percent of the unpaid loan balances that were previously purchased by BHG's community bank network, at June 30, 2024, compared to $391 million, or 5.7 percent, at March 31, 2024 and $369 million, or 5.9 percent, at June 30, 2023.

•Other noninterest income was $41.8 million for the quarter ended June 30, 2024, a decline of $9.9 million between the second quarter of 2024 and the first quarter of 2024 and an increase of $8.4 million from the second quarter of 2023. Positively impacting other noninterest income in the first quarter of 2024 was approximately $11.8 million associated with the recognition of the Freddie Mac Small Business Lending mortgage servicing asset.

Noninterest expense for the second quarter of 2024 was $271.4 million compared to $242.4 million for the first quarter of 2024 and $211.6 million for the second quarter of 2023.

	Three months ended		Linked-quarter Annualized % Change	Three months ended	Yr-over-Yr % Change
(dollars in thousands)	June 30, 2024	March 31, 2024		June 30, 2023
Noninterest expense	$271,389	$242,365	47.9%	$211,641	28.2%
Less:
ORE expense	22	84	NM	58	(62.1)%
FDIC special assessment	—	7,250	(100.0)%	—	—%
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	28,400	—	100.0%	—	100.0%
Adjusted noninterest expense	$242,967	$235,031	13.5%	$211,583	14.8%

•Salaries and employee benefits were $150.1 million in the second quarter of 2024, compared to $146.0 million in the first quarter of 2024 and $132.4 million in the second quarter of 2023, reflecting a year-over-year increase of 13.3 percent.
◦Full-time equivalent associates increased to 3,469.0 at June 30, 2024 from 3,386.5 at March 31, 2024 and 3,309.0 at June 30, 2023, a year-over-year increase of 4.8 percent.
◦Cash and equity incentive costs in the second quarter of 2024 were approximately $4.3 million higher than the first quarter of 2024 and $4.8 million higher than the amounts recorded in the second quarter of 2023.
•Equipment and occupancy costs were $41.0 million in the second quarter of 2024, compared to $39.6 million in the first quarter of 2024, reflecting an increase of 3.5 percent, and $33.7 million in the second quarter of 2023, reflecting a year-over-year increase of 21.7 percent. Comparing the second quarter of 2024 to the second quarter of 2023, several factors contributed to the increase of equipment and occupancy costs, including new equipment and facilities, rent escalators on various properties and the previously disclosed sale-leaseback transaction executed in the second quarter of 2023.
•Noninterest expense categories, other than those specifically noted above, were $80.2 million in the second quarter of 2024, compared to $56.7 million in the first quarter of 2024, reflecting an increase of 41.5 percent, and $45.5 million in the second quarter of 2023, reflecting a year-over-year increase of 76.4 percent. Primarily impacting the quarterly changes in other noninterest expense between the first and second quarters of 2024 was the impact of the $28.4 million in fees paid to terminate the resell agreement and professional fees incurred in connection with the capital optimization initiatives described elsewhere in this release.
"During the second quarter, while our net interest margin expanded to 3.14 percent, we anticipate continued margin expansion for the remainder of 2024," said Harold R. Carpenter, Pinnacle's Chief Financial Officer. "Second quarter net interest margin expansion was the direct result of an intense focus on obtaining appropriate pricing on new and renewing loans, stability of our noninterest bearing deposit balances, and our relationship managers working extremely hard to keep our deposit pricing well contained during the quarter.

"We are very excited about our core fee performance during the second quarter. Second quarter fee growth in nearly every core fee category, including, but not limited to service charges, wealth management and mortgage, exceeded double-digit growth in comparison to the second quarter of 2023. BHG also had another strong quarter as their contribution was up approximately $2.7 million from the first quarter. At this time, we are anticipating the quarterly run rate for BHG's contribution to be fairly consistent with their second quarter contribution for the remainder of 2024.
"Our expense results for the second quarter are generally consistent with where we thought we would be excluding the costs of the balance sheet restructuring and capital optimization initiatives. That said, we are seeing strong hiring across our franchise, particularly in our newer markets and, in most cases, more favorable results than we anticipated. Given our outlook for the remainder of the year, we are increasing our accrual for annual cash incentive plan payouts to approximately 85 percent of target level payouts as of the end of the second quarter."

CAPITAL, SOUNDNESS AND TAXES:

	As of
	June 30, 2024	December 31, 2023	June 30, 2023
Shareholders' equity to total assets	12.5%	12.6%	12.5%
Tangible common equity to tangible assets	8.6%	8.6%	8.3%
Book value per common share	$77.15	$75.80	$73.32
Tangible book value per common share	$52.92	$51.38	$48.85
Annualized net loan charge-offs to avg. loans (1)	0.27%	0.17%	0.13%
Nonperforming assets to total loans, ORE and other nonperforming assets (NPAs)	0.30%	0.27%	0.15%
Classified asset ratio (Pinnacle Bank) (2)	3.99%	5.22%	3.32%
Construction and land development loans as a percentage of total capital (3)	72.90%	84.20%	84.50%
Construction and land development, non-owner occupied commercial real estate and multi-family loans as a percentage of total capital (3)	254.00%	259.00%	256.70%
Allowance for credit losses (ACL) to total loans	1.13%	1.08%	1.08%
(1): Annualized net loan charge-offs to average loans ratios are computed by annualizing quarterly net loan charge-offs and dividing the result by average loans for the quarter.
(2): Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
(3): Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.

"Net charge-offs to average loans for the second quarter of 2024 were 0.27 percent, compared to 0.20 percent in the prior quarter," Carpenter said. "Net charge-offs increased in the second quarter primarily due to the continued deterioration of the value of the underlying collateral of an owner-occupied commercial real estate loan. In light of these matters, our special assets officers determined it was time to exit the borrower. This resulted in a charge-off of $10.3 million which was recognized in the second quarter. Most of our other key asset quality metrics continue to be better than longer-term historical levels as we experienced a decrease in nonperforming loans in relation to total loans at June 30, 2024 and experienced overall improvement in past dues, classified assets and potential problem loans ratios.
"Our effective tax rate for the first six months of 2024 was 18.1 percent. Excluding adjustments noted above and other tax benefits, the effective tax rate would have approximated 19.6 percent for the first six months of 2024, which is consistent with our historical run rates.
"Also, we are reporting an increase in book value per common share during the quarter from $76.23 to $77.15, an annualized linked-quarter increase of 4.8 percent and an increase in tangible book value per common share from $51.98 at March 31, 2024 to $52.92 at June 30, 2024, an annualized linked-quarter increase of 7.2 percent. Additionally, even after considering the securities losses, termination fees associated with terminating the resell agreement and transaction expenses associated with the capital optimization initiatives, the firm's common equity Tier one risk-based capital ratio increased from 10.4 percent at March 31, 2024 to 10.7 percent at June 30, 2024 which we also consider a great accomplishment."

BOARD OF DIRECTORS DECLARES DIVIDENDS

On July 16, 2024, Pinnacle Financial's Board of Directors approved a quarterly cash dividend of $0.22 per common share to be paid on Aug. 30, 2024 to common shareholders of record as of the close of business on Aug. 2, 2024. Additionally, the Board of Directors approved a quarterly cash dividend of approximately $3.8 million, or $16.88 per share (or $0.422 per depositary share), on Pinnacle Financial's 6.75 percent Series B Non-Cumulative Perpetual Preferred Stock payable on Sept. 1, 2024 to shareholders of record at the close of business on Aug. 17, 2024. The amount and timing of any future dividend payments to both preferred and common shareholders will be subject to the approval of Pinnacle's Board of Directors.

WEBCAST AND CONFERENCE CALL INFORMATION

Pinnacle will host a webcast and conference call at 8:30 a.m. CDT on July 17, 2024, to discuss second quarter 2024 results and other matters. To access the call for audio only, please call 1-877-209-7255. For the presentation and streaming audio, please access the webcast on the investor relations page of Pinnacle's website at www.pnfp.com.
For those unable to participate in the webcast, it will be archived on the investor relations page of Pinnacle's website at www.pnfp.com for 90 days following the presentation.
Pinnacle Financial Partners provides a full range of banking, investment, trust, mortgage and insurance products and services designed for businesses and their owners and individuals interested in a comprehensive relationship with their financial institution. The firm is the No. 1 and fastest growing bank in the Nashville-Murfreesboro-Franklin MSA, according to June 30, 2023 deposit data from the FDIC. Pinnacle is No. 11 on the 2024 list of 100 Best Companies to Work For® in the U.S., its eighth consecutive appearance and was recognized by American Banker as one of America's Best Banks to Work For 11 years in a row and No. 1 among banks with more than $10 billion in assets in 2023.
Pinnacle Bank owns a 49 percent interest in Bankers Healthcare Group (BHG), which provides innovative, hassle-free financial solutions to healthcare practitioners and other professionals. Great Place to Work and FORTUNE ranked BHG No. 4 on its 2021 list of Best Workplaces in New York State in the small/medium business category.
The firm began operations in a single location in downtown Nashville, TN in October 2000 and has since grown to approximately $49.4 billion in assets as of June 30, 2024. As the second-largest bank holding company in Tennessee, Pinnacle operates in several primarily urban markets across the Southeast.
Additional information concerning Pinnacle, which is included in the Nasdaq Financial-100 Index, can be accessed at www.pnfp.com.
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Forward-Looking Statements
All statements, other than statements of historical fact, included in this press release, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "expect," "anticipate," "intend," "may," "should," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify such forward-looking statements, but other statements not based on historical information may also be considered forward-looking statements. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including, but not limited to: (i) deterioration in the financial condition of borrowers of Pinnacle Bank and its subsidiaries or BHG, including as a result of persistent elevated interest rates, the negative impact of inflationary pressures and challenging economic conditions on our and BHG's customers and their businesses, resulting in significant increases in loan losses and provisions for those losses and, in the case of BHG, substitutions; (ii) fluctuations or differences in interest rates on loans or deposits from those that Pinnacle Financial is modeling or anticipating, including as a result of Pinnacle Bank's inability to better match deposit rates with the changes in the short-term rate environment, or that affect the yield curve; (iii) the sale of investment securities in a loss position before their value recovers, including as a result of asset liability management strategies or in response to liquidity needs; (iv) adverse conditions in the national or local economies including in Pinnacle Financial's markets throughout the Southeast region of the United States, particularly in commercial and residential real estate markets; (v) the inability of Pinnacle Financial, or entities in which it has significant investments, like BHG, to maintain the long-term historical growth rate of its, or such entities', loan portfolio; (vi) the ability to grow and retain low-cost core deposits and retain large, uninsured deposits, including during times when Pinnacle Bank is seeking to limit the rates it pays on deposits or uncertainty exists in the financial services sector; (vii) changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments; (viii) effectiveness of Pinnacle Financial's asset management activities in improving, resolving or liquidating lower-quality assets; (ix) the impact of competition with other financial institutions, including pricing pressures and the resulting impact on Pinnacle Financial’s results, including as a result of the negative impact to net interest margin from rising deposit and other funding costs; (x) the results of regulatory examinations of Pinnacle Financial, Pinnacle Bank or BHG, or companies with whom they do business; (xi) BHG's ability to profitably grow its business and successfully execute on its business plans; (xii) risks of expansion into new geographic or product markets; (xiii) any matter that would cause Pinnacle Financial to conclude that there was impairment of any asset, including goodwill or other intangible assets; (xiv) the ineffectiveness of Pinnacle Bank's hedging strategies, or the unexpected counterparty failure or hedge failure of the underlying hedges; (xv) reduced ability to attract additional financial advisors (or failure of such advisors to cause their clients to switch to Pinnacle Bank), to retain financial advisors (including as a result of the competitive environment for associates) or otherwise to attract customers from other financial institutions; (xvi) deterioration in the valuation of other real estate owned and increased expenses associated therewith; (xvii) inability to comply with regulatory capital requirements, including those resulting from changes to capital calculation methodologies, required capital maintenance levels or regulatory requests or directives, particularly if Pinnacle Bank's level of applicable commercial real estate loans were to exceed percentage levels of total capital in guidelines recommended by its regulators; (xviii) approval of the declaration of any dividend by Pinnacle Financial's board of directors; (xix) the vulnerability of Pinnacle Bank's network and online banking portals, and the systems of parties with whom Pinnacle Bank contracts, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches; (xx) the possibility of increased compliance and operational costs as a result of increased regulatory oversight (including by the Consumer Financial Protection Bureau), including oversight of companies in which Pinnacle Financial or Pinnacle Bank have significant investments, like BHG, and the development of additional banking products for Pinnacle Bank's corporate and consumer clients; (xxi) Pinnacle Financial's ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions; (xxii) difficulties and delays in integrating acquired businesses or fully realizing costs savings and other benefits from acquisitions; (xxiii) the risks associated with Pinnacle Bank being a minority investor in BHG, including the risk that the owners of a majority of the equity interests in BHG decide to sell the company or all or a portion of their ownership interests in BHG (triggering a similar sale by Pinnacle Bank); (xxiv) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, like BHG, including regulatory or legislative developments; (xxv) fluctuations in the valuations of Pinnacle Financial's equity investments and the ultimate success of such investments; (xxvi) the availability of and access to capital; (xxvii) adverse results (including costs, fines, reputational harm, inability to obtain necessary approvals and/or other negative effects) from current or future litigation, regulatory examinations or other legal and/or regulatory actions involving Pinnacle Financial, Pinnacle Bank or BHG; and (xxviii) general competitive, economic, political and market conditions. Additional factors which could affect the forward looking statements can be found in Pinnacle Financial's Annual Report on Form 10-K for the year ended December 31, 2023, and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC and available on the SEC's website at http://www.sec.gov. Pinnacle Financial disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Matters
This release contains certain non-GAAP financial measures, including, without limitation, total revenues, net income to common shareholders, earnings per diluted common share, revenue per diluted common share, PPNR, efficiency ratio, noninterest expense, noninterest income and the ratio of noninterest expense to average assets, excluding in certain instances the impact of expenses related to other real estate owned, gains or losses on sale of investment securities, gains associated with the sale-leaseback transaction completed in the second quarter of 2023, losses on the restructuring of certain bank owned life insurance (BOLI) contracts, charges related to the FDIC special assessment, income associated with the recognition of a mortgage servicing asset in the first quarter of 2024, fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives in the second quarter of 2024 and other matters for the accounting periods presented. This release may also contain certain other non-GAAP capital ratios and performance measures that exclude the impact of goodwill and core deposit intangibles associated with Pinnacle Financial's acquisitions of BNC, Avenue Bank, Magna Bank, CapitalMark Bank & Trust, Mid-America Bancshares, Inc., Cavalry Bancorp, Inc. and other acquisitions which collectively are less material to the non-GAAP measure as well as the impact of Pinnacle Financial's Series B Preferred Stock. The presentation of the non-GAAP financial information is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. Because non-GAAP financial measures presented in this release are not measurements determined in accordance with GAAP and are susceptible to varying calculations, these non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures presented by other companies.

Pinnacle Financial believes that these non-GAAP financial measures facilitate making period-to-period comparisons and are meaningful indications of its operating performance. In addition, because intangible assets such as goodwill and the core deposit intangible, and the other items excluded each vary extensively from company to company, Pinnacle Financial believes that the presentation of this information allows investors to more easily compare Pinnacle Financial's results to the results of other companies. Pinnacle Financial's management utilizes this non-GAAP financial information to compare Pinnacle Financial's operating performance for 2024 versus certain periods in 2023 and to internally prepared projections.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS – UNAUDITED

(dollars in thousands, except for share and per share data)	June 30, 2024	December 31, 2023	June 30, 2023
ASSETS
Cash and noninterest-bearing due from banks	$219,110	$228,620	$447,216
Restricted cash	50,924	86,873	22,567
Interest-bearing due from banks	2,107,883	1,914,856	3,363,348
Cash and cash equivalents	2,377,917	2,230,349	3,833,131
Securities purchased with agreement to resell	71,903	558,009	507,235
Securities available-for-sale, at fair value	4,908,967	4,317,530	3,591,280
Securities held-to-maturity (fair value of $2.7 billion, $2.8 billion, and $2.7 billion, net of allowance for credit losses of $1.7 million, $1.7 million, and $1.7 million at June 30, 2024, Dec. 31, 2023, and June 30, 2023, respectively)	2,973,924	3,006,357	3,032,177
Consumer loans held-for-sale	187,154	104,217	85,981
Commercial loans held-for-sale	16,046	9,280	22,713
Loans	33,769,150	32,676,091	31,153,290
Less allowance for credit losses	(381,601)	(353,055)	(337,459)
Loans, net	33,387,549	32,323,036	30,815,831
Premises and equipment, net	282,775	256,877	244,853
Equity method investment	433,073	445,223	461,596
Accrued interest receivable	220,232	217,491	164,854
Goodwill	1,846,973	1,846,973	1,846,973
Core deposits and other intangible assets	24,313	27,465	30,981
Other real estate owned	2,636	3,937	2,555
Other assets	2,633,507	2,613,139	2,235,822
Total assets	$49,366,969	$47,959,883	$46,875,982
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$7,932,882	$7,906,502	$8,436,799
Interest-bearing	12,600,723	11,365,349	10,433,361
Savings and money market accounts	14,437,407	14,427,206	13,645,849
Time	4,799,368	4,840,753	5,206,652
Total deposits	39,770,380	38,539,810	37,722,661
Securities sold under agreements to repurchase	220,885	209,489	163,774
Federal Home Loan Bank advances	2,110,885	2,138,169	2,200,917
Subordinated debt and other borrowings	425,380	424,938	424,497
Accrued interest payable	58,881	66,967	53,854
Other liabilities	605,890	544,722	466,520
Total liabilities	43,192,301	41,924,095	41,032,223
Preferred stock, no par value, 10.0 million shares authorized; 225,000 shares non-cumulative perpetual preferred stock, Series B, liquidation preference $225.0 million, issued and outstanding at June 30, 2024, Dec. 31, 2023, and June 30, 2023, respectively	217,126	217,126	217,126
Common stock, par value $1.00; 180.0 million shares authorized; 77.2 million, 76.8 million and 76.7 million shares issued and outstanding at June 30, 2024, Dec. 31, 2023, and June 30, 2023, respectively	77,217	76,767	76,740
Additional paid-in capital	3,110,993	3,109,493	3,087,967
Retained earnings	2,919,923	2,784,927	2,634,315
Accumulated other comprehensive loss, net of taxes	(150,591)	(152,525)	(172,389)
Total shareholders' equity	6,174,668	6,035,788	5,843,759
Total liabilities and shareholders' equity	$49,366,969	$47,959,883	$46,875,982
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME – UNAUDITED
(dollars in thousands, except for share and per share data)	Three months ended			Six months ended
	June 30, 2024	March 31, 2024	June 30, 2023	June 30, 2024	June 30, 2023
Interest income:
Loans, including fees	$551,659	$541,199	$478,896	$1,092,858	$910,798
Securities
Taxable	51,578	44,470	31,967	96,048	61,325
Tax-exempt	24,372	24,600	24,603	48,972	48,405
Federal funds sold and other	40,781	40,214	39,773	80,995	60,750
Total interest income	668,390	650,483	575,239	1,318,873	1,081,278
Interest expense:
Deposits	304,449	300,968	228,668	605,417	405,257
Securities sold under agreements to repurchase	1,316	1,399	783	2,715	1,378
FHLB advances and other borrowings	30,363	30,082	30,395	60,445	47,019
Total interest expense	336,128	332,449	259,846	668,577	453,654
Net interest income	332,262	318,034	315,393	650,296	627,624
Provision for credit losses	30,159	34,497	31,689	64,656	50,456
Net interest income after provision for credit losses	302,103	283,537	283,704	585,640	577,168
Noninterest income:
Service charges on deposit accounts	14,563	13,439	12,180	28,002	23,898
Investment services	15,720	14,751	14,174	30,471	25,769
Insurance sales commissions	3,715	3,852	3,252	7,567	7,716
Gains on mortgage loans sold, net	3,270	2,879	1,567	6,149	3,620
Investment losses on sales, net	(72,103)	—	(9,961)	(72,103)	(9,961)
Trust fees	8,323	7,415	6,627	15,738	13,056
Income from equity method investment	18,688	16,035	26,924	34,723	46,003
Gain on sale of fixed assets	325	58	85,724	383	85,859
Other noninterest income	41,787	51,674	33,352	93,461	67,408
Total noninterest income	34,288	110,103	173,839	144,391	263,368
Noninterest expense:
Salaries and employee benefits	150,117	146,010	132,443	296,127	268,151
Equipment and occupancy	41,036	39,646	33,706	80,682	64,059
Other real estate, net	22	84	58	106	157
Marketing and other business development	6,776	6,125	5,664	12,901	11,606
Postage and supplies	3,135	2,771	2,863	5,906	5,682
Amortization of intangibles	1,568	1,584	1,780	3,152	3,574
Other noninterest expense	68,735	46,145	35,127	114,880	70,139
Total noninterest expense	271,389	242,365	211,641	513,754	423,368
Income before income taxes	65,002	151,275	245,902	216,277	417,168
Income tax expense	11,840	27,331	48,603	39,171	82,598
Net income	53,162	123,944	197,299	177,106	334,570
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(7,596)	(7,596)
Net income available to common shareholders	$49,364	$120,146	$193,501	$169,510	$326,974
Per share information:
Basic net income per common share	$0.65	$1.58	$2.55	$2.22	$4.30
Diluted net income per common share	$0.64	$1.57	$2.54	$2.21	$4.30
Weighted average common shares outstanding:
Basic	76,506,121	76,278,453	76,030,081	76,392,287	75,975,982
Diluted	76,644,227	76,428,885	76,090,321	76,531,419	76,061,883
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

(dollars and shares in thousands)	Preferred Stock Amount	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comp. Income (Loss), net	Total Shareholders' Equity
		Shares	Amounts
Balance at December 31, 2022	$217,126	76,454	$76,454	$3,074,867	$2,341,706	$(190,761)	$5,519,392
Exercise of employee common stock options & related tax benefits	—	40	40	931	—	—	971
Preferred dividends paid ($33.76 per share)	—	—	—	—	(7,596)	—	(7,596)
Common dividends paid ($0.44 per share)	—	—	—	—	(34,365)		(34,365)
Issuance of restricted common shares, net of forfeitures	—	200	200	(200)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(47)	(47)	(3,345)	—	—	(3,392)
Issuance of common stock pursuant to restricted stock unit (RSU) and performance stock unit (PSU) agreements, net of shares withheld for taxes & related tax benefits	—	93	93	(3,738)	—	—	(3,645)
Compensation expense for restricted shares & performance stock units	—	—	—	19,452	—	—	19,452
Net income	—	—	—	—	334,570	—	334,570
Other comprehensive gain	—	—	—	—	—	18,372	18,372
Balance at June 30, 2023	$217,126	76,740	$76,740	$3,087,967	$2,634,315	$(172,389)	$5,843,759

Balance at December 31, 2023	$217,126	76,767	$76,767	$3,109,493	$2,784,927	$(152,525)	$6,035,788
Preferred dividends paid ($33.76 per share)	—	—	—	—	(7,596)	—	(7,596)
Common dividends paid ($0.44 per share)	—	—	—	—	(34,514)	—	(34,514)
Issuance of restricted common shares, net of forfeitures	—	194	194	(194)	—	—	—
Restricted shares withheld for taxes & related tax benefits	—	(55)	(55)	(4,529)	—	—	(4,584)
Issuance of common stock pursuant to RSU and PSU agreements, net of shares withheld for taxes & related tax benefits	—	311	311	(14,739)	—	—	(14,428)
Compensation expense for restricted shares & performance stock units	—	—	—	20,962	—	—	20,962
Net income	—	—	—	—	177,106	—	177,106
Other comprehensive gain	—	—	—	—	—	1,934	1,934
Balance at June 30, 2024	$217,126	77,217	$77,217	$3,110,993	$2,919,923	$(150,591)	$6,174,668

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2024	2024	2023	2023	2023	2023
Balance sheet data, at quarter end:
Commercial and industrial loans	$12,328,622	11,893,198	11,666,691	11,307,611	10,983,911	10,723,327
Commercial real estate - owner occupied loans	4,217,351	4,044,973	4,044,896	3,944,616	3,845,359	3,686,796
Commercial real estate - investment loans	5,998,326	6,138,711	5,929,595	5,957,426	5,682,652	5,556,484
Commercial real estate - multifamily and other loans	2,185,858	1,924,931	1,605,899	1,490,184	1,488,236	1,331,249
Consumer real estate - mortgage loans	4,874,846	4,828,416	4,851,531	4,768,780	4,692,673	4,531,285
Construction and land development loans	3,621,563	3,818,334	4,041,081	3,942,143	3,904,774	3,909,024
Consumer and other loans	542,584	514,310	536,398	532,524	555,685	559,706
Total loans	33,769,150	33,162,873	32,676,091	31,943,284	31,153,290	30,297,871
Allowance for credit losses	(381,601)	(371,337)	(353,055)	(346,192)	(337,459)	(313,841)
Securities	7,882,891	7,371,847	7,323,887	6,882,276	6,623,457	6,878,831
Total assets	49,366,969	48,894,196	47,959,883	47,523,790	46,875,982	45,119,587
Noninterest-bearing deposits	7,932,882	7,958,739	7,906,502	8,324,325	8,436,799	9,018,439
Total deposits	39,770,380	39,402,025	38,539,810	38,295,809	37,722,661	36,178,553
Securities sold under agreements to repurchase	220,885	201,418	209,489	195,999	163,774	149,777
FHLB advances	2,110,885	2,116,417	2,138,169	2,110,598	2,200,917	2,166,508
Subordinated debt and other borrowings	425,380	425,159	424,938	424,718	424,497	424,276
Total shareholders' equity	6,174,668	6,103,851	6,035,788	5,837,641	5,843,759	5,684,128
Balance sheet data, quarterly averages:
Total loans	$33,516,804	33,041,954	32,371,506	31,529,854	30,882,205	29,633,640
Securities	7,322,588	7,307,201	6,967,488	6,801,285	6,722,247	6,765,126
Federal funds sold and other	3,268,307	3,274,062	3,615,908	4,292,956	3,350,705	2,100,757
Total earning assets	44,107,699	43,623,217	42,954,902	42,624,095	40,955,157	38,499,523
Total assets	48,754,091	48,311,260	47,668,519	47,266,199	45,411,961	42,983,854
Noninterest-bearing deposits	8,000,159	7,962,217	8,342,572	8,515,733	8,599,781	9,332,317
Total deposits	39,453,828	38,995,709	38,515,560	38,078,665	36,355,859	35,291,775
Securities sold under agreements to repurchase	213,252	210,888	202,601	184,681	162,429	219,082
FHLB advances	2,106,786	2,214,489	2,112,809	2,132,638	2,352,045	1,130,356
Subordinated debt and other borrowings	427,256	428,281	426,999	426,855	426,712	426,564
Total shareholders' equity	6,138,722	6,082,616	5,889,075	5,898,196	5,782,239	5,605,604
Statement of operations data, for the three months ended:
Interest income	$668,390	650,483	644,796	627,294	575,239	506,039
Interest expense	336,128	332,449	327,544	310,052	259,846	193,808
Net interest income	332,262	318,034	317,252	317,242	315,393	312,231
Provision for credit losses	30,159	34,497	16,314	26,826	31,689	18,767
Net interest income after provision for credit losses	302,103	283,537	300,938	290,416	283,704	293,464
Noninterest income	34,288	110,103	79,088	90,797	173,839	89,529
Noninterest expense	271,389	242,365	251,168	213,233	211,641	211,727
Income before income taxes	65,002	151,275	128,858	167,980	245,902	171,266
Income tax expense	11,840	27,331	33,879	35,377	48,603	33,995
Net income	53,162	123,944	94,979	132,603	197,299	137,271
Preferred stock dividends	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)	(3,798)
Net income available to common shareholders	$49,364	120,146	91,181	128,805	193,501	133,473
Profitability and other ratios:
Return on avg. assets (1)	0.41%	1.00%	0.76%	1.08%	1.71%	1.26%
Return on avg. equity (1)	3.23%	7.94%	6.14%	8.66%	13.42%	9.66%
Return on avg. common equity (1)	3.35%	8.24%	6.38%	9.00%	13.95%	10.05%
Return on avg. tangible common equity (1)	4.90%	12.11%	9.53%	13.43%	21.06%	15.43%
Common stock dividend payout ratio (14)	17.29%	12.59%	12.26%	11.35%	11.04%	12.07%
Net interest margin (2)	3.14%	3.04%	3.06%	3.06%	3.20%	3.40%
Noninterest income to total revenue (3)	9.35%	25.72%	19.95%	22.25%	35.53%	22.28%
Noninterest income to avg. assets (1)	0.28%	0.92%	0.66%	0.76%	1.54%	0.84%
Noninterest exp. to avg. assets (1)	2.24%	2.02%	2.09%	1.79%	1.87%	2.00%
Efficiency ratio (4)	74.04%	56.61%	63.37%	52.26%	43.26%	52.70%
Avg. loans to avg. deposits	84.95%	84.73%	84.05%	82.80%	84.94%	83.97%
Securities to total assets	15.97%	15.08%	15.27%	14.48%	14.13%	15.25%
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Three months ended			Three months ended
	June 30, 2024			June 30, 2023
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$33,516,804	$551,659	6.71%	$30,882,205	$478,896	6.30%
Securities
Taxable	4,085,859	51,578	5.08%	3,394,507	31,967	3.78%
Tax-exempt (2)	3,236,729	24,372	3.61%	3,327,740	24,603	3.54%
Interest-bearing due from banks	2,541,394	33,607	5.32%	2,597,020	33,234	5.13%
Resell agreements	476,435	3,641	3.07%	509,694	3,374	2.65%
Federal funds sold	—	—	—%	—	—	—%
Other	250,478	3,533	5.67%	243,991	3,165	5.20%
Total interest-earning assets	44,107,699	$668,390	6.20%	40,955,157	$575,239	5.74%
Nonearning assets
Intangible assets	1,872,282			1,879,108
Other nonearning assets	2,774,110			2,577,696
Total assets	$48,754,091			$45,411,961

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	12,118,160	118,785	3.94%	9,361,316	75,815	3.25%
Savings and money market	14,659,713	134,399	3.69%	13,684,536	110,024	3.22%
Time	4,675,796	51,265	4.41%	4,710,226	42,829	3.65%
Total interest-bearing deposits	31,453,669	304,449	3.89%	27,756,078	228,668	3.30%
Securities sold under agreements to repurchase	213,252	1,316	2.48%	162,429	783	1.93%
Federal Home Loan Bank advances	2,106,786	24,395	4.66%	2,352,045	24,603	4.20%
Subordinated debt and other borrowings	427,256	5,968	5.62%	426,712	5,792	5.44%
Total interest-bearing liabilities	34,200,963	336,128	3.95%	30,697,264	259,846	3.40%
Noninterest-bearing deposits	8,000,159	—	—	8,599,781	—	—
Total deposits and interest-bearing liabilities	42,201,122	$336,128	3.20%	39,297,045	$259,846	2.65%
Other liabilities	414,247			332,677
Shareholders' equity	6,138,722			5,782,239
Total liabilities and shareholders' equity	$48,754,091			$45,411,961
Net interest income		$332,262			$315,393
Net interest spread (3)			2.25%			2.35%
Net interest margin (4)			3.14%			3.20%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $11.9 million of taxable equivalent income for the three months ended June 30, 2024 compared to $11.2 million for the three months ended June 30, 2023. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the three months ended June 30, 2024 would have been 3.00% compared to a net interest spread of 3.09% for the three months ended June 30, 2023.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
ANALYSIS OF INTEREST INCOME AND EXPENSE, RATES AND YIELDS-UNAUDITED

(dollars in thousands)	Six months ended			Six months ended
	June 30, 2024			June 30, 2023
	Average Balances	Interest	Rates/ Yields	Average Balances	Interest	Rates/ Yields
Interest-earning assets
Loans (1) (2)	$33,279,379	$1,092,858	6.69%	$30,261,372	$910,798	6.15%
Securities
Taxable	4,002,696	96,048	4.83%	3,451,410	61,325	3.58%
Tax-exempt (2)	3,312,198	48,972	3.54%	3,292,158	48,405	3.54%
Interest-bearing due from banks	2,509,097	66,359	5.32%	1,998,083	49,166	4.96%
Resell agreements	510,111	7,499	2.96%	511,169	6,703	2.64%
Federal funds sold	—	—	—%	—	—	—%
Other	251,976	7,137	5.70%	219,932	4,881	4.48%
Total interest-earning assets	43,865,457	$1,318,873	6.15%	39,734,124	$1,081,278	5.60%
Nonearning assets
Intangible assets	1,873,076			1,879,994
Other nonearning assets	2,794,141			2,590,548
Total assets	$48,532,674			$44,204,666

Interest-bearing liabilities
Interest-bearing deposits:
Interest checking	11,842,966	231,513	3.93%	8,581,899	128,289	3.01%
Savings and money market	14,634,200	269,151	3.70%	14,029,351	207,543	2.98%
Time	4,766,414	104,753	4.42%	4,251,481	69,425	3.29%
Total interest-bearing deposits	31,243,580	605,417	3.90%	26,862,731	405,257	3.04%
Securities sold under agreements to repurchase	212,070	2,715	2.57%	190,599	1,378	1.46%
Federal Home Loan Bank advances	2,160,637	48,515	4.52%	1,744,575	35,574	4.11%
Subordinated debt and other borrowings	427,768	11,930	5.61%	426,638	11,445	5.41%
Total interest-bearing liabilities	34,044,055	668,577	3.95%	29,224,543	453,654	3.13%
Noninterest-bearing deposits	7,981,188	—	—	8,964,026	—	—
Total deposits and interest-bearing liabilities	42,025,243	$668,577	3.20%	38,188,569	$453,654	2.40%
Other liabilities	396,762			321,637
Shareholders' equity	6,110,669			5,694,460
Total liabilities and shareholders' equity	$48,532,674			$44,204,666
Net interest income		$650,296			$627,624
Net interest spread (3)			2.21%			2.47%
Net interest margin (4)			3.09%			3.30%

(1) Average balances of nonperforming loans are included in the above amounts.
(2) Yields computed on tax-exempt instruments on a tax equivalent basis and included $23.7 million of taxable equivalent income for the six months ended June 30, 2024 compared to $22.1 million for the six months ended June 30, 2023. The tax-exempt benefit has been reduced by the projected impact of tax-exempt income that will be disallowed pursuant to IRS Regulations as of and for the then current period presented.
(3) Yields realized on interest-bearing assets less the rates paid on interest-bearing liabilities. The net interest spread calculation excludes the impact of demand deposits. Had the impact of demand deposits been included, the net interest spread for the six months ended June 30, 2024 would have been 2.96% compared to a net interest spread of 3.20% for the six months ended June 30, 2023.
(4) Net interest margin is the result of annualized net interest income calculated on a tax equivalent basis divided by average interest-earning assets for the period.

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands)	June	March	December	September	June	March
	2024	2024	2023	2023	2023	2023
Asset quality information and ratios:
Nonperforming assets:
Nonaccrual loans	$97,649	108,325	82,288	42,950	44,289	36,988
ORE and other nonperforming assets (NPAs)	2,760	2,766	4,347	3,019	3,105	7,802
Total nonperforming assets	$100,409	111,091	86,635	45,969	47,394	44,790
Past due loans over 90 days and still accruing interest	$4,057	5,273	6,004	4,969	5,257	5,284
Accruing purchase credit deteriorated loans	$6,021	6,222	6,501	7,010	7,415	7,684
Net loan charge-offs	$22,895	16,215	13,451	18,093	9,771	7,291
Allowance for credit losses to nonaccrual loans	390.8%	342.8%	429.0%	806.0%	762.0%	848.5%
As a percentage of total loans:
Past due accruing loans over 30 days	0.16%	0.17%	0.23%	0.16%	0.14%	0.14%
Potential problem loans	0.18%	0.28%	0.39%	0.42%	0.32%	0.22%
Allowance for credit losses	1.13%	1.12%	1.08%	1.08%	1.08%	1.04%
Nonperforming assets to total loans, ORE and other NPAs	0.30%	0.33%	0.27%	0.14%	0.15%	0.15%
Classified asset ratio (Pinnacle Bank) (6)	4.0%	4.9%	5.2%	4.6%	3.3%	2.7%
Annualized net loan charge-offs to avg. loans (5)	0.27%	0.20%	0.17%	0.23%	0.13%	0.10%

Interest rates and yields:
Loans	6.71%	6.67%	6.62%	6.50%	6.30%	6.00%
Securities	4.43%	4.06%	4.12%	3.81%	3.66%	3.47%
Total earning assets	6.20%	6.11%	6.09%	5.95%	5.74%	5.45%
Total deposits, including non-interest bearing	3.10%	3.10%	3.07%	2.92%	2.52%	2.03%
Securities sold under agreements to repurchase	2.48%	2.67%	2.54%	2.30%	1.93%	1.10%
FHLB advances	4.66%	4.38%	4.26%	4.22%	4.20%	3.94%
Subordinated debt and other borrowings	5.62%	5.60%	5.59%	5.54%	5.44%	5.38%
Total deposits and interest-bearing liabilities	3.20%	3.20%	3.15%	3.01%	2.65%	2.12%

Capital and other ratios (6):
Pinnacle Financial ratios:
Shareholders' equity to total assets	12.5%	12.5%	12.6%	12.3%	12.5%	12.6%
Common equity Tier one	10.7%	10.4%	10.3%	10.3%	10.2%	9.9%
Tier one risk-based	11.2%	10.9%	10.8%	10.9%	10.8%	10.5%
Total risk-based	13.2%	12.9%	12.7%	12.8%	12.7%	12.4%
Leverage	9.5%	9.5%	9.4%	9.4%	9.5%	9.6%
Tangible common equity to tangible assets	8.6%	8.5%	8.6%	8.2%	8.3%	8.3%
Pinnacle Bank ratios:
Common equity Tier one	11.5%	11.3%	11.1%	11.2%	11.1%	10.8%
Tier one risk-based	11.5%	11.3%	11.1%	11.2%	11.1%	10.8%
Total risk-based	12.5%	12.2%	12.0%	12.0%	11.9%	11.6%
Leverage	9.7%	9.7%	9.7%	9.7%	9.8%	9.9%
Construction and land development loans as a percentage of total capital (17)	72.9%	77.5%	84.2%	83.1%	84.5%	88.5%
Non-owner occupied commercial real estate and multi-family as a percentage of total capital (17)	254.0%	258.0%	259.0%	256.4%	256.7%	261.1%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

(dollars in thousands, except per share data)	June	March	December	September	June	March
	2024	2024	2023	2023	2023	2023

Per share data:
Earnings per common share – basic	$0.65	1.58	1.20	1.69	2.55	1.76
Earnings per common share - basic, excluding non-GAAP adjustments	$1.63	1.54	1.70	1.79	1.80	1.76
Earnings per common share – diluted	$0.64	1.57	1.19	1.69	2.54	1.76
Earnings per common share - diluted, excluding non-GAAP adjustments	$1.63	1.53	1.68	1.79	1.79	1.76
Common dividends per share	$0.22	0.22	0.22	0.22	0.22	0.22
Book value per common share at quarter end (7)	$77.15	76.23	75.80	73.23	73.32	71.24
Tangible book value per common share at quarter end (7)	$52.92	51.98	51.38	48.78	48.85	46.75
Revenue per diluted common share	$4.78	5.60	5.16	5.35	6.43	5.28
Revenue per diluted common share, excluding non-GAAP adjustments	$5.72	5.45	5.25	5.48	5.43	5.28

Investor information:
Closing sales price of common stock on last trading day of quarter	$80.04	85.88	87.22	67.04	56.65	55.16
High closing sales price of common stock during quarter	$84.70	91.82	89.34	75.95	57.93	82.79
Low closing sales price of common stock during quarter	$74.62	79.26	60.77	56.41	46.17	52.51

Closing sales price of depositary shares on last trading day of quarter	$23.25	23.62	22.60	22.70	23.75	24.15
High closing sales price of depositary shares during quarter	$23.85	24.44	23.65	23.85	24.90	25.71
Low closing sales price of depositary shares during quarter	$22.93	22.71	21.00	21.54	19.95	20.77

Other information:
Residential mortgage loan sales:
Gross loans sold	$217,080	148,576	142,556	198,247	192,948	120,146
Gross fees (8)	$5,368	3,540	3,191	4,350	4,133	2,795
Gross fees as a percentage of loans originated	2.47%	2.38%	2.24%	2.19%	2.14%	2.33%
Net gain (loss) on residential mortgage loans sold	$3,270	2,879	879	2,012	1,567	2,053
Investment gains (losses) on sales of securities, net (13)	$(72,103)	—	14	(9,727)	(9,961)	—
Brokerage account assets, at quarter end (9)	$11,917,578	10,756,108	9,810,457	9,041,716	9,007,230	8,634,339
Trust account managed assets, at quarter end	$6,443,916	6,297,887	5,530,495	5,047,128	5,084,592	4,855,951
Core deposits (10)	$34,957,827	34,638,610	33,738,917	33,606,783	32,780,767	32,054,111
Core deposits to total funding (10)	82.2%	82.2%	81.7%	81.9%	80.9%	82.4%
Risk-weighted assets	$39,983,191	40,531,311	40,205,295	39,527,086	38,853,588	38,117,659
Number of offices	135	128	128	128	127	126
Total core deposits per office	$258,947	270,614	263,585	262,553	258,116	254,398
Total assets per full-time equivalent employee	$14,231	14,438	14,287	14,274	14,166	13,750
Annualized revenues per full-time equivalent employee	$425.0	508.5	468.4	486.2	593.0	496.5
Annualized expenses per full-time equivalent employee	$314.6	287.8	296.8	254.1	256.5	261.7
Number of employees (full-time equivalent)	3,469.0	3,386.5	3,357.0	3,329.5	3,309.0	3,281.5
Associate retention rate (11)	94.4%	94.2%	94.2%	93.6%	94.1%	93.8%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2024	2024	2023	2024	2023

Net interest income	$332,262	318,034	315,393	650,296	627,624

Noninterest income	34,288	110,103	173,839	144,391	263,368
Total revenues	366,550	428,137	489,232	794,687	890,992
Less: Investment losses (gains) on sales of securities, net	72,103	—	9,961	72,103	9,961
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	(85,692)	—	(85,692)
Recognition of mortgage servicing asset	—	(11,812)	—	(11,812)	—
Total revenues excluding the impact of adjustments noted above	$438,653	416,325	413,501	854,978	815,261

Noninterest expense	$271,389	242,365	211,641	513,754	423,368
Less: ORE expense	22	84	58	106	157
FDIC special assessment	—	7,250	—	7,250	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	28,400	—	—	28,400	—
Noninterest expense excluding the impact of adjustments noted above	$242,967	235,031	211,583	477,998	423,211

Pre-tax income	$65,002	151,275	245,902	216,277	417,168
Provision for credit losses	30,159	34,497	31,689	64,656	50,456
Pre-tax pre-provision net revenue	95,161	185,772	277,591	280,933	467,624
Less: Adjustments noted above	100,525	(4,478)	(75,673)	96,047	(75,574)
Adjusted pre-tax pre-provision net revenue (12)	$195,686	181,294	201,918	376,980	392,050

Noninterest income	$34,288	110,103	173,839	144,391	263,368
Less: Adjustments noted above	72,103	(11,812)	(75,731)	60,291	(75,731)
Noninterest income excluding the impact of adjustments noted above	$106,391	98,291	98,108	204,682	187,637

Efficiency ratio (4)	74.04%	56.61%	43.26%	64.65%	47.52%
Adjustments noted above	(18.65)%	(0.16)%	7.91%	(8.74)%	4.39%
Efficiency ratio excluding adjustments noted above (4)	55.39%	56.45%	51.17%	55.91%	51.91%

Total average assets	$48,754,091	48,311,260	45,411,961	48,532,674	44,204,666

Noninterest income to average assets (1)	0.28%	0.92%	1.54%	0.60%	1.20%
Less: Adjustments noted above	0.60%	(0.10)%	(0.67)%	0.25%	(0.34)%
Noninterest income (excluding adjustments noted above) to average assets (1)	0.88%	0.82%	0.87%	0.85%	0.86%

Noninterest expense to average assets (1)	2.24%	2.02%	1.87%	2.13%	1.93%
Adjustments as noted above	(0.24)%	(0.06)%	—%	(0.15)%	—%
Noninterest expense (excluding adjustments noted above) to average assets (1)	2.00%	1.96%	1.87%	1.98%	1.93%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended
(dollars in thousands, except per share data)	June	March	December	September	June	March
	2024	2024	2023	2023	2023	2023
Net income available to common shareholders	$49,364	120,146	91,181	128,805	193,501	133,473
Investment (gains) losses on sales of securities, net	72,103	—	(14)	9,727	9,961	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	—	(85,692)	—
Loss on BOLI restructuring	—	—	16,252	—	—	—
FDIC special assessment	—	7,250	29,000	—	—	—
ORE expense	22	84	125	33	58	99
Recognition of mortgage servicing asset	—	(11,812)	—	—	—	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	28,400	—	—	—	—	—
Tax effect on above noted adjustments (16)	(25,131)	1,120	(7,278)	(2,440)	18,918	(25)
Net income available to common shareholders excluding adjustments noted above	$124,758	116,788	129,266	136,125	136,746	133,547

Basic earnings per common share	$0.65	1.58	1.20	1.69	2.55	1.76
Less:
Investment (gains) losses on sales of securities, net	0.94	—	—	0.13	0.13	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	—	(1.13)	—
Loss on BOLI restructuring	—	—	0.21	—	—	—
FDIC special assessment	—	0.10	0.38	—	—	—
ORE expense	—	—	—	—	—	—
Recognition of mortgage servicing asset	—	(0.15)	—	—	—	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	0.37	—	—	—	—	—
Tax effect on above noted adjustments (16)	(0.33)	0.01	(0.10)	(0.03)	0.25	—
Basic earnings per common share excluding adjustments noted above	$1.63	1.54	1.70	1.79	1.80	1.76

Diluted earnings per common share	$0.64	1.57	1.19	1.69	2.54	1.76
Less:
Investment (gains) losses on sales of securities, net	0.94	—	—	0.13	0.13	—
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	—	—	—	(1.13)	—
Loss on BOLI restructuring	—	—	0.21	—	—	—
FDIC special assessment	—	0.10	0.38	—	—	—
ORE expense	—	—	—	—	—	—
Recognition of mortgage servicing asset	—	(0.15)	—	—	—	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	0.37	—	—	—	—	—
Tax effect on above noted adjustments (16)	(0.32)	0.01	(0.09)	(0.03)	0.25	—
Diluted earnings per common share excluding the adjustments noted above	$1.63	1.53	1.68	1.79	1.80	1.76

Revenue per diluted common share	$4.78	5.60	5.16	5.35	6.43	5.28
Adjustments due to revenue-impacting items as noted above	0.94	(0.15)	0.09	0.13	(1.00)	—
Revenue per diluted common share excluding adjustments due to revenue-impacting items as noted above	$5.72	5.45	5.25	5.48	5.43	5.28

Book value per common share at quarter end (7)	$77.15	76.23	75.80	73.23	73.32	71.24
Adjustment due to goodwill, core deposit and other intangible assets	(24.23)	(24.25)	(24.42)	(24.45)	(24.47)	(24.49)
Tangible book value per common share at quarter end (7)	$52.92	51.98	51.38	48.78	48.85	46.75

Equity method investment (15)
Fee income from BHG, net of amortization	$18,688	16,035	14,432	24,967	26,924	19,079
Funding cost to support investment	5,704	5,974	5,803	6,546	6,005	5,768
Pre-tax impact of BHG	12,984	10,061	8,629	18,421	20,919	13,311
Income tax expense at statutory rates (16)	3,246	2,515	2,157	4,605	5,230	3,328
Earnings attributable to BHG	$9,738	7,546	6,472	13,816	15,689	9,983
Basic earnings per common share attributable to BHG	$0.13	0.10	0.09	0.18	0.21	0.13
Diluted earnings per common share attributable to BHG	$0.13	0.10	0.08	0.18	0.21	0.13
This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Six months ended
(dollars in thousands, except per share data)	June 30,
	2024	2023
Net income available to common shareholders	$169,510	326,974
Investment losses on sales of securities, net	72,103	9,961
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	(85,692)
Loss on BOLI restructuring	—	—
ORE expense	106	157
FDIC special assessment	7,250	—
Recognition of mortgage servicing asset	(11,812)	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	28,400	—
Tax effect on adjustments noted above (16)	(24,012)	18,894
Net income available to common shareholders excluding adjustments noted above	$241,545	270,294

Basic earnings per common share	$2.22	4.30
Less:
Investment (gains) losses on sales of securities, net	0.94	0.13
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	(1.13)
ORE expense	—	—
Recognition of mortgage servicing asset	(0.15)	—
FDIC special assessment	0.09	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	0.37	—
Tax effect on above noted adjustments (16)	(0.31)	0.25
Basic earnings per common share excluding adjustments noted above	$3.16	3.55

Diluted earnings per common share	2.21	4.30
Less:
Investment (gains) losses on sales of securities, net	0.94	0.13
Gain on sale of fixed assets as a result of sale-leaseback transaction	—	(1.13)
Loss on BOLI restructuring	—	—
ORE expense	—	—
FDIC special assessment	0.09	—
Recognition of mortgage servicing asset	(0.15)	—
Fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives	0.37	—
Tax effect on above noted adjustments (16)	(0.31)	0.25
Diluted earnings per common share excluding the adjustments noted above	$3.16	3.55

Revenue per diluted common share	$10.38	11.71
Adjustments due to revenue-impacting items as noted above	0.79	(0.99)
Revenue per diluted common share excluding adjustments due to revenue-impacting items noted above	$11.17	10.72

Equity method investment (15)
Fee income from BHG, net of amortization	$34,723	46,003
Funding cost to support investment	11,584	11,088
Pre-tax impact of BHG	23,139	34,915
Income tax expense at statutory rates (16)	5,785	8,729
Earnings attributable to BHG	$17,354	26,186

Basic earnings per common share attributable to BHG	$0.23	0.34
Diluted earnings per common share attributable to BHG	$0.23	0.34

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED
	Three months ended			Six months ended
(dollars in thousands, except per share data)	June	March	June	June	June
	2024	2024	2023	2024	2023

Return on average assets (1)	0.41%	1.00%	1.71%	0.70%	1.49%
Adjustments as noted above	0.62%	(0.03)%	(0.50)%	0.30%	(0.26)%
Return on average assets excluding adjustments noted above (1)	1.03%	0.97%	1.21%	1.00%	1.23%

Tangible assets:
Total assets	$49,366,969	48,894,196	46,875,982	$49,366,969	46,875,982
Less: Goodwill	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)
Core deposit and other intangible assets	(24,313)	(25,881)	(30,981)	(24,313)	(30,981)
Net tangible assets	$47,495,683	47,021,342	44,998,028	$47,495,683	44,998,028

Tangible common equity:
Total shareholders' equity	$6,174,668	6,103,851	5,843,759	$6,174,668	5,843,759
Less: Preferred shareholders' equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Total common shareholders' equity	5,957,542	5,886,725	5,626,633	5,957,542	5,626,633
Less: Goodwill	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)
Core deposit and other intangible assets	(24,313)	(25,881)	(30,981)	(24,313)	(30,981)
Net tangible common equity	$4,086,256	4,013,871	3,748,679	$4,086,256	3,748,679

Ratio of tangible common equity to tangible assets	8.60%	8.54%	8.33%	8.60%	8.33%

Average tangible assets:
Average assets	$48,754,091	48,311,260	45,411,961	$48,532,674	44,204,666
Less: Average goodwill	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)
Average core deposit and other intangible assets	(25,309)	(26,898)	(32,135)	(26,103)	(33,021)
Net average tangible assets	$46,881,809	46,437,389	43,532,853	$46,659,598	42,324,672

Return on average assets (1)	0.41%	1.00%	1.71%	0.70%	1.49%
Adjustment due to goodwill, core deposit and other intangible assets	0.01%	0.04%	0.07%	0.03%	0.07%
Return on average tangible assets (1)	0.42%	1.04%	1.78%	0.73%	1.56%
Adjustments as noted above	0.65%	(0.03)%	(0.52)%	0.31%	(0.27)%
Return on average tangible assets excluding adjustments noted above (1)	1.07%	1.01%	1.26%	1.04%	1.29%

Average tangible common equity:
Average shareholders' equity	$6,138,722	6,082,616	5,782,239	$6,110,669	5,694,460
Less: Average preferred equity	(217,126)	(217,126)	(217,126)	(217,126)	(217,126)
Average common equity	5,921,596	5,865,490	5,565,113	5,893,543	5,477,334
Less: Average goodwill	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)	(1,846,973)
Average core deposit and other intangible assets	(25,309)	(26,898)	(32,135)	(26,103)	(33,021)
Net average tangible common equity	$4,049,314	3,991,619	3,686,005	$4,020,467	3,597,340

Return on average equity (1)	3.23%	7.94%	13.42%	5.58%	11.58%
Adjustment due to average preferred shareholders' equity	0.12%	0.30%	0.53%	0.20%	0.46%
Return on average common equity (1)	3.35%	8.24%	13.95%	5.78%	12.04%
Adjustment due to goodwill, core deposit and other intangible assets	1.55%	3.87%	7.11%	2.70%	6.29%
Return on average tangible common equity (1)	4.90%	12.11%	21.06%	8.48%	18.33%
Adjustments as noted above	7.49%	(0.34)%	(6.18)%	3.60%	(3.18)%
Return on average tangible common equity excluding adjustments noted above (1)	12.39%	11.77%	14.88%	12.08%	15.15%

This information is preliminary and based on company data available at the time of the presentation.

PINNACLE FINANCIAL PARTNERS, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL DATA – UNAUDITED

1. Ratios are presented on an annualized basis.
2. Net interest margin is the result of net interest income on a tax equivalent basis divided by average interest earning assets.
3. Total revenue is equal to the sum of net interest income and noninterest income.
4. Efficiency ratios are calculated by dividing noninterest expense by the sum of net interest income and noninterest income.
5. Annualized net loan charge-offs to average loans ratios are computed by annualizing quarter-to-date net loan charge-offs and dividing the result by average loans for the quarter-to-date period.
6. Capital ratios are calculated using regulatory reporting regulations enacted for such period and are defined as follows:
Equity to total assets – End of period total shareholders' equity as a percentage of end of period assets.
Tangible common equity to tangible assets - End of period total shareholders' equity less end of period preferred stock, goodwill, core deposit and other intangibles as a percentage of end of period assets less end of period goodwill, core deposit and other intangibles.
Leverage – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of adjusted average assets.
Tier I risk-based – Tier I capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Total risk-based – Total capital (pursuant to risk-based capital guidelines) as a percentage of total risk-weighted assets.
Classified asset - Classified assets as a percentage of Tier 1 capital plus allowance for credit losses.
Tier I common equity to risk weighted assets - Tier 1 capital (pursuant to risk-based capital guidelines) less the amount of any preferred stock or subordinated indebtedness that is considered as a component of Tier 1 capital as a percentage of total risk-weighted assets.
7. Book value per common share computed by dividing total common shareholders' equity by common shares outstanding. Tangible book value per common share computed by dividing total common shareholders' equity, less goodwill, core deposit and other intangibles by common shares outstanding.
8. Amounts are included in the statement of income in "Gains on mortgage loans sold, net", net of commissions paid on such amounts.
9. At fair value, based on information obtained from Pinnacle's third party broker/dealer for non-FDIC insured financial products and services.
10. Core deposits include all transaction deposit accounts, money market and savings accounts and all certificates of deposit issued in a denomination of less than $250,000. The ratio noted above represents total core deposits divided by total funding, which includes total deposits, FHLB advances, securities sold under agreements to repurchase, subordinated indebtedness and all other interest-bearing liabilities.
11. Associate retention rate is computed by dividing the number of associates employed at quarter end less the number of associates that have resigned in the last 12 months by the number of associates employed at quarter end.
12. Adjusted pre-tax, pre-provision net revenue excludes the impact of ORE expenses and income, investment gains and losses on sales of securities, the impact of BOLI restructuring, the impact of the FDIC special assessment, the recognition of the mortgage servicing asset and fees related to terminating agreement to resell securities previously purchased and professional fees associated with capital optimization initiatives.
13. Represents investment gains (losses) on sales and impairments, net occurring as a result of gains or losses incurred as the result of a change in management's intention to sell a bond prior to the recovery of its amortized cost basis.
14. The dividend payout ratio is calculated as the sum of the annualized dividend rate for dividends paid on common shares divided by the trailing 12-months fully diluted earnings per common share as of the dividend declaration date.
15. Earnings from equity method investment includes the impact of the funding costs of the overall franchise calculated using the firm's subordinated and other borrowing rates. Income tax expense is calculated using statutory tax rates.
16. Tax effect calculated using the blended statutory rate of 25.00 percent for all periods in 2024 and 2023.
17. Calculated using the same guidelines as are used in the Federal Financial Institutions Examination Council's Uniform Bank Performance Report.